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Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
June 2, 2004	NASDAQ NM-ACTT

ACT TELECONFERENCING ANNOUNCES AT&T CONTRACT EXTENSION

        Denver—ACT Teleconferencing, Inc. (NASDAQ NM-ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, announced today that its contract with AT&T (NYSE: T) has been extended.

        Under the terms of the contract extension, ACT will continue to provide outsourced global teleconferencing services to AT&T and its customers. ACT also will expand the existing global conferencing platform, which currently serves 44 countries outside the United States, to increase its capacity and footprint.

        ACT Teleconferencing Chief Executive Officer Gene Warren stated, "We understand the importance of providing high-quality services, which is one of the reasons that AT&T has opted to extend its relationship with ACT."

About ACT Teleconferencing

        Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web-based conferencing products and services to corporations, educational organizations and governments worldwide. The Company's headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K., and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT's Internet address is www.acttel.com.

        Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

CONTACTS:
ACT Teleconferencing, Inc.
Liza Kaiser, IR/Corporate Communications Manager
Ph: 303/233-3500
E-mail: lkaiser@acttel.com
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ACT TELECONFERENCING ANNOUNCES AT&T CONTRACT EXTENSION